Exhibit 99.2
On October 2, 2007, OSI Pharmaceuticals, Inc. (the “Company”) will hold a webcast conference call regarding the announcement of a research collaboration between the Company and AVEO Pharmaceuticals, Inc. The following represents a textual representation of the transcript of the webcast conference call consisting of remarks by Colin Goddard, Ph.D., Chief Executive Officer of the Company.
Dr. Colin Goddard:
Good morning everyone and welcome to our conference call to discuss this morning’s announcement of a research collaboration with AVEO and — more broadly — the strategic framework in which it is based.
Joining me on the call today I have Dr. Neil Gibson, our Chief Scientific Officer, Dr. David Epstein, Vice President of Oncology Research and Kathy Galante, head of IR and PR.
Over the last two years we have executed a re-engineering of the business as a means of re-establishing the value/growth proposition that is OSIP. We have stripped out costs & driven financial performance to the extent that we were able to raise our 2007 earnings guidance on our second quarter call to $1.40.
We have also out-sourced and off-shored certain activities for enhanced cost control & flexibility, have focused our R&D spend and are in the process of completing the divestiture of our Eye Business.
Finally, despite flat U.S. sales, we have continued to see strength in our flagship asset, Tarceva. Global Tarceva Sales Growth is tracking at over 40% when comparing 1H 2007 with 1H 2006. Perhaps more importantly the competitive situation has clarified considerably in the brand’s favor, with only one of eight potentially competitive phase III trials that we have been tracking over the last two years being positive. This, along with anticipated read-outs of the SATURN and BETA phase III trials over the next 9 to 18 months paves the way for the company’s future success.

However, given the nature of our Tarceva partnerships with Genentech and Roche — where we do not have sufficient control over our flagship asset — we have recognized that we need to do more than simply maximize Tarceva cash-flows and deliver financial performance if we are really going to build the strategic value of our business for our shareholders.
We have also recognized that acquiring clinical assets is an expensive — arguably over-priced - and highly competitive exercise and one that is rife with risk. We have therefore chosen to focus on drawing out the value in our own oncology and diabetes research pipelines where we intend to maintain control of selected core assets in order to deliver a maximal “step-up” in value as we move them through development and into the marketplace.
As we have discussed on prior calls we have chosen to focus our business development efforts on pursuing supplementary and complementary research assets and technology that we can acquire or — in the case of today’s AVEO announcement — build collaborations around such that we are able to differentiate our research platforms and, thereby, to collectively increase the technology value of our business.
Today we announced that we will pay AVEO $10 million in cash — which includes $2.5 million in advanced year one research funding — and purchase AVEO stock with an approximate value of $5 million in order to enter into a three —year research collaboration with AVEO in support of our efforts to build a unique, differentiated and industry leading oncology research effort in the area of epithelial-to-mesenchymal transition biology. We will also fund AVEO at $2.5MM per year for years two and three of the alliance and pay undisclosed milestones and royalties. Today’s transaction was contemplated in our prior financial guidance and we are not changing our 2007 earnings guidance as a result of this announcement.

Over the years we have built a high quality small molecule oncology research organization primarily focused on the discovery of small molecule tyrosine kinase inhibitors. While of high quality we recognized that this platform was largely undifferentiated from similar and often larger programs in the pharma industry and therefore underappreciated as an asset for the company. This year we have embarked upon a plan that builds on the core strengths and expertise of the internal oncology research group and orients them toward a goal of building a comprehensive platform of intellectual property, proprietary know-how and integrated discovery and translational research capabilities in order to exploit our emerging understanding of the biology of epithelial-to-mesenchymal transition or EMT.
Our interest in EMT first derived from our translational research efforts into better understanding which patients gained optimal benefit from Tarceva therapy. Analyses of data from the failed first-line NSCLC TRIBUTE study showed that the sub-population of patients whose tumors appeared to be more epithelial like — as measured by positivity for the Epithelial marker E-Cadherin — appeared to derive appreciable benefit from adding Tarceva to chemotherapy. We surmised that understanding and targeting the dynamic processes of EMT and its reverse, Mesenchymal-to-Epithelial Transition (or MET), offered us the opportunity to establish a highly differentiated, industry leading position as the organization best able to capitalize on this emerging field to better understand the crucial nature of these processes in cancer biology. It is also clear that EMT is an area of growing interest in the cancer research community at large with multiple presentations featured at this year’s AACR meeting. In essence we believe pursuing EMT builds on our understanding of personalized medicine, not only “right drug, right dose, right target” but also the “right combination” of drugs to address the biological context of a patient’s tumor. We have embarked upon a plan that seeks to:
(i)	Identify and validate proprietary targets underpinning these key mechanisms in tumor biology;

(ii)	Discover and develop novel therapies — and combinations of therapies — that exploit these targets;

(iii)	Develop specialized animal models that examine tumors in context; and,

(iv)	Co-incidentally identify and validate biomarkers that can be used to drive drug discovery and development and support our products in the marketplace.
A cornerstone of our thinking was the recognition that in order to rapidly and competitively assemble the necessary tools to attain a leadership position we would need to go outside the organization and acquire — through acquisition and collaboration — emerging technologies to supplement and complement our internal efforts. We identified the lack of proprietary targets, sophisticated animal models, and technologies to support biomarker development as sub-optimal within OSI.
It was these needs that drove the collaboration with the privately held, Cambridge based, AVEO.
AVEO utilizes proprietary, inducible, in vivo cancer models to identify and validate novel drug targets, support lead development and, subsequently, validate biomarkers to help guide drug development. By applying genetic screens to these in-vivo models they have identified targets — and potential targets — which appear highly relevant to EMT. The animal models are induced and developed in a manner that offers far more biological context than more traditional xenograft models and — since EMT is a context specific biological phenomenon — are likely to provide a powerful tool for our discovery and development programs. The partnership would, in essence, position OSI as AVEO’s small molecule discovery partner. Their emerging technology has been successfully piloted through a three-year collaboration with Merck.
We believe that its application in the EMT arena is likely to materially enhance our ability to validate potential AVEO targets and OSI targets (arising from our prior collaboration on SiRNA target identification with Cold Spring Harbor Labs), as well as support lead optimization and biomarker development.
We also have the ability to access in-vivo models and run a biomarker program in support of our two current development programs (IGF-1R and TORC1/TORC2) and to support the optimization of combination regimens involving Tarceva and molecules emerging from the alliance.
We have been very impressed with the AVEO team and fully believe that this alliance will allow us to material advance our interests in EMT.
I’ll now be happy to take any questions you may have on the transaction or on our R&D strategy.

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